Exhibit 99.1

CHANNELL ANNOUNCES 2005 SECOND QUARTER RESULTS

•                    Company Achieves Second Quarter Guidance for Key Financial Metrics

•                    Continued Strength in Core Telecom Business and Bushman Tanks Generate 52% Growth in Net Sales

Temecula, Calif., August 15, 2005 — Channell Commercial Corporation. (Nasdaq: CHNL), a designer and manufacturer of telecommunications equipment supplied to operators of communications networks worldwide and water storage tanks distributed in markets throughout Australia, today announced financial results for the three months and six months ended June 30, 2005.

Second Quarter Results

The Company reported second quarter 2005 net sales of $32.4 million, a 51.9% increase compared to net sales of $21.3 million for the second quarter 2004.  The Company also reported net income of $1.3 million for the second quarter 2005, or $0.13 per basic share, as compared to $0.9 million, or $0.10 per basic share, for the second quarter 2004.  The increase in second quarter 2005 net sales was driven by higher net sales related to the acquisition of the Bushman Tanks business in August 2004 along with continued growth in the core telecommunications business.

Gross profit for the second quarter 2005 was $10.7 million, or 33.2% of net sales, as compared to $5.9 million, or 27.8% of net sales, for the same period last year.  The 81% increase in gross profit dollars is primarily due to the contribution of gross profit earned by Bushman Tanks.  The year-over-year gross profit percentage increase was due to higher gross margins from worldwide telecom operations and the Bushman Tanks business.  Also, on a quarter to quarter, sequential basis, gross profit margin improved by 3.8 percentage points.  The gross profit improvement was driven by an improving sales mix of higher margin products.

Total operating expenses for the second quarter 2005 were $8.6 million, or 26.5% of net sales, as compared to $5.0 million, or 23.5% of net sales, for the second quarter 2004.  Higher operating expenses in the second quarter of 2005 were a result of higher SG&A expenses along with higher freight and sales commissions related to the Bushman Tanks acquisition.

In the second quarter 2005, the Company recorded tax expense of $0.7 million, compared to an income tax benefit of $(0.1) million in the second quarter 2004.  The effective tax rate was 35.0% in the second quarter of 2005 and (9.0)% for the same period last year.  The benefit in the second quarter of 2004 was due to the realization of an ordinary worthless stock deduction for an insolvent foreign subsidiary.

William H. Channell, Jr., President and Chief Executive Officer of Channell Commercial Corporation commented, “I am quite pleased that our businesses performed as expected during the second quarter, and on a consolidated basis, we achieved our street guidance.  Similar to prior periods, our financial performance was driven by orders from

Verizon’s FTTP program and excellent results from the Bushman Tanks business.  In addition to our second quarter top line improvement, gross margins continued to increase, both year-over-year and sequentially, as we achieved an improving sales mix of higher margin products along with manufacturing efficiencies in our International Segment.”

Channell concluded, “While Channell’s first half results were strong and put us on-track to meet our full-year projections, we are aggressively developing new business opportunities that should assist us in increasing our operating profit in the second half of the year. We are expecting orders from Verizon to exceed our initial estimates for the full-year.   This revenue should offset lower than expected sales that we are currently experiencing from some of our broadband customers.  In addition to our sales opportunities, we are also working to modify our current domestic cost structure and improve Bushmans operating efficiencies with the goal in the near future of further expanding gross margins.”

First Half Results

For the six months ended June 30, 2005, net sales were $63.7 million, a 63.3% increase compared to net sales of $39.0 million for the comparable period in 2004.  The increase was due to the addition of Bushman Tanks and growth in the core business within Americas and International segments.  Gross profit for the six months ended June 30, 2005 increased to $20.0 million, or 31.3% of net sales, as compared to $11.3 million, or 28.9% of net sales, for the comparable period in 2004.  The increase in gross profit dollars was primarily due to the addition of gross profit earned by Bushman Tanks.  The increase in gross profit margin is due primarily to higher gross profit margin due to the acquisition of Bushman Tanks, which has a higher gross profit percentage than the other Channell businesses, and savings associated with the closure of the manufacturing facility in the United Kingdom.  These were partially offset by increased raw material costs for plastic and steel in the Americas segment.

The Company reported net income of $1.7 million for the six months ended June 30, 2005, or $0.18 per basic share, as compared to $0.9 million, or $0.10 per basic share, for the year-ago period. The primary reasons for the increase are the improvement in gross profit.  These were partially offset by higher selling, general and administrative expenses in 2005 associated with the acquisition of Bushman Tanks along with a higher effective income tax rate in 2005.

Liquidity

As of June 30, 2005, the Company had total cash and cash equivalents of $3.6 million, with $9.0 million in total outstanding debt.  Compared to the fourth quarter last year, total cash and cash equivalents were lower by $1.8 million, with total outstanding debt higher by $0.2 million.  Net cash provided by operating activities was $0.1 million for the first half of 2005, compared to net cash provided by operating activities of $3.5 million for the same period last year.  The reduction is due primarily due to lower accounts payable driven by payments made to vendors who had extended payment terms at the end of 2004, partially offset by cash provided from net income and deferred income taxes.

Days sales outstanding increased slightly to 39 days at June 30, 2005 from 37 days at December 31, 2004 while days inventory was 58 days at June 30, 2005, compared to 52 days inventory at December 31, 2004.  Days payables were 47 days at June 30, 2005, down from 59 days at December 31, 2004.  The decrease in days payables is primarily due to extended vendor payment terms described above.

Capital expenditures were $2.4 million in the first half of 2005 compared to $1.5 million in the same period last year.  The increase in capital expenditures is due to increased capital expenditures in support of sales for telecom fiber-to-the-premises projects and other product expansion initiatives.

Business Outlook

For the third quarter of 2005, Channell expects consolidated net sales of $30 to $33 million and consolidated basic earnings per share of $0.10 to $0.12.  For the full-year 2005, the Company affirms its prior guidance for consolidated net sales and basic earnings per share of $120 to $130 million and approximately $0.44 to $0.47, respectively.  A summary of Channell’s consolidated guidance is provided below:

Metric	Third Quarter	Estimated Full-Year 2005
Channell Consolidated
Net Sales	$30-$33M	$120-$130M
Basic EPS	$0.10-$0.12	$0.44-$0.47
Gross Profit Margin	31%-33%	31%-33%
SG&A Expense	$7.5-$8.0 M	$30-$33M
R&D Expense	$0.8-$1M	~$3M
Tax Rate	~35%	~35%
Capital Expenditures	~$1M	~$5M

Conference Call and Webcast

A conference call with simultaneous webcast to discuss second quarter 2005 financial results and Channell’s business outlook will be held today at 11:00 a.m. Eastern / 8:00 a.m. Pacific.  Interested participants and investors may access the teleconference call by dialing 800-218-4007 (domestic) or 303-262-2141 (international).  There will also be a live webcast of the call available on the Investors section of Channell’s web site at www.channellcomm.com.  Webcast participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

Channell’s CEO William H. Channell, Jr., and CFO Jerry Collazo will be present to discuss Channell’s financial results, business highlights and outlook.  After the live webcast, a replay will remain available in the Investor Relations section of Channell’s web site.  A replay of the teleconference will be available at 800-405-2236 (domestic) or 303-590-3000 (international) through August 22, 2005; the conference ID is 11036846.

About Channell

Channell Commercial Corporation is a designer and manufacturer of telecommunications equipment supplied to communications network operators worldwide and water storage tanks distributed in markets throughout Australia.  Major product lines include a complete line of thermoplastic and metal fabricated enclosures, advanced copper termination and connectorization products, fiber-optic cable management systems and polyethylene water storage tanks.  Channell’s headquarters and U.S. manufacturing facilities are in Temecula, California.  International operations include facilities in Toronto (Canada), London (U.K.) and various locations throughout Australia.  Channell’s website is www.channellcomm.com.

Forward-Looking Statements
This news release contains statements that are not historical in nature and that may be characterized as “forward-looking statements” within the meaning of the securities laws.  Examples of forward looking statements would include statements about the expected future expenses and any other statements that are not historical facts.  These statements are based on management’s current expectation and are subject to a number of uncertainties and risks.  Actual results may differ materially.  Important factors that could cause actual results to differ materially from the Company’s estimates or projections contained in the forward-looking statements include, but are not limited to: (1) obsolescence of Company products resulting from technological change, (2) ability to anticipate changes in technology and industry standards in order to successfully develop and introduce new products, (3) dependence on a few customers for a large percentage of sales, (4) dependence on the telecommunications industry to represent a substantial portion of the Company’s total sales, (5) customer demand, (6) material costs and the availability of complementary products, (7) energy costs, (8) integration of acquired businesses, (9) delays in product development, (10) operating leverage, (11) seasonality and fluctuations in operating results and (12) worldwide economic conditions.  Such uncertainties are discussed further in the Company’s annual report/10K and S-1 filed with the Securities and Exchange Commission, which you are encouraged to review in connection with this release.

For Further Information:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Jerry Collazo	Lasse Glassen	Amy Cozamanis
Chief Financial Officer	General Information	Analysts & Investors
(951) 719-2600	(310) 854-8313	(310) 854-8314
jcollazo@channellcorp.com	lglassen@financialrelationsboard.com	acozamanis@financialrelationsboard.com

- Financial Tables to Follow -

CHANNELL COMMERCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME AND

COMPREHENSIVE INCOME

(UNAUDITED)

(amounts in thousands, except per share data)

	Six months ended		Three months ended
	June 30,		June 30,
	2005	2004	2005	2004

Net sales	$63,738	$39,023	$32,360	$21,303
Cost of goods sold	43,776	27,751	21,632	15,375

Gross profit	19,962	11,272	10,728	5,928
Operating expenses
Selling	9,907	5,299	5,064	2,696
General and administrative	5,564	3,827	2,675	1,739
Research and development	1,506	1,065	833	563
	16,977	10,191	8,572	4,998
Income from operations	2,985	1,081	2,156	930

Interest expense, net	230	150	123	89

Income before income taxes	2,755	931	2,033	841

Income taxes (benefit)	926	—	711	(76)

Net income before minority interest	1,829	931	1,322	917

Minority interest	126	—	45	—

Net income	$1,703	$931	$1,277	$917

Net income per share
Basic	$0.18	$0.10	$0.13	$0.10

Diluted	$0.17	$0.10	$0.13	$0.10

Weighted average number of shares outstanding
Basic	9,386	9,128	9,394	9,128

Diluted	9,801	9,142	9,721	9,134

Net income	$1,703	$931	$1,277	$917

Other comprehensive loss, net of tax Foreign currency translation adjustment	(473)	(581)	(208)	(630)

Comprehensive income	$1,230	$350	$1,069	$287

CHANNELL COMMERCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(amounts in thousands)

	June 30,	December 31,
	2005	2004
ASSETS
Current assets
Cash and cash equivalents	$3,604	$5,453
Accounts receivable, net	13,874	13,936
Inventories	13,844	14,164
Deferred income taxes	1,839	1,951
Prepaid expenses and misc. receivables	1,043	859
Income taxes receivable	1,491	1,323
Total current assets	35,695	37,686

Property and equipment at cost, net	19,337	19,301
Deferred income taxes	3,711	4,460
Goodwill	14,382	14,724
Intangible assets, net	1,634	1,763
Other assets	831	964

	$75,590	$78,898

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$11,190	$16,111
Short term debt (including current maturities of long term debt)	4,608	4,332
Current maturities of capital lease obligations	17	36
Accrued restructuring liability	52	150
Accrued expenses	7,724	7,619
Total current liabilities	23,591	28,248

Long term debt, less current maturities	4,267	4,368
Capital lease obligations, less current maturities	101	104
Deferred gain on sale leaseback transaction	423	453
Commitments and contingencies	—	—
Minority Interest	2,892	2,824

Stockholders’ equity
Preferred stock, par value $.01 per share, authorized - 1,000 shares, none issued and outstanding	—	—
Common stock, par value $.01 per share, authorized - 19,000 shares; issued - 9,608 shares at December 31, 2004 and 9,661 at June 30, 2005; outstanding - 9,364 shares at December 31, 2004 and 9,417 at June 30, 2005	97	96
Additional paid-in capital	29,855	29,671
Treasury stock - 244 shares in 2004 and 2005	(1,871)	(1,871)
Retained earnings	15,669	13,966
Accumulated other comprehensive income - Foreign currency translation	566	1,039

Total stockholders’ equity	44,316	42,901

Total liabilities and stockholders’ equity	$75,590	$78,898

CHANNELL COMMERCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(amounts in thousands)

	Six months ended
	June 30,
	2005	2004
Cash flows from operating activities:
Net income	$1,703	$931
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,306	2,297
Deferred income taxes	849	221
Gain on disposal of fixed asset	(6)	(20)
Amortization of deferred gain on sale leaseback	(30)	(30)
Minority interest	126	—
Change in assets and liabilities:
(Increase) decrease in assets:
Accounts receivable	(148)	(252)
Inventories	152	(200)
Prepaid expenses	(193)	(50)
Other assets	179	(68)
Income taxes receivable	(158)	(640)
Increase (decrease) in liabilities:
Accounts payable	(4,728)	1,567
Accrued expenses	184	715
Restructuring liability	(91)	(1,003)

Net cash provided by operating activities	145	3,468

Cash flows from investing activities:
Acquisition of property and equipment	(2,428)	(1,510)
Proceeds from the sales of property and equipment	24	24

Net cash used in investing activities	(2,404)	(1,486)

Cash flows from financing activities:
Repayment of debt	(963)	(476)
Borrowings from credit facilities	1,286	—
Borrowings (Repayment) of obligations under capital lease	(18)	27
Exercise of employee stock options	185	—

Net cash provided by (used in) financing activities	490	(449)

Effect of exchange rates on cash	(80)	(217)

(Decrease) increase in cash and cash equivalents	(1,849)	1,316

Cash and cash equivalents, beginning of period	5,453	9,527

Cash and cash equivalents, end of period	$3,604	$10,843

Cash paid during the period for:
Interest	$261	$106

Income taxes	$217	$601